Exhibit 4.7

AMENDMENT NUMBER 3

TO THE

KELLOGG COMPANY – BAKERY, CONFECTIONERY, TOBACCO WORKERS

AND GRAIN MILLERS

SAVINGS AND INVESTMENT PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2016)

WHEREAS, the Kellogg Company (the “Company”) maintains the Kellogg Company – Bakery, Confectionery, Tobacco Workers and Grain Millers Savings and Investment Plan (as amended and restated effective January 1, 2016) (the “Plan”) for the benefit of eligible union employees of the Company and its affiliates;

WHEREAS, under Section 13.2 of the Plan, the Company and the Union (as such terms are defined under the Plan) have authorized the Administrative Committee to amend or modify the provisions of the Plan by a unanimous vote; and

WHEREAS, the Administrative Committee desires to amend the Plan to expand the distribution options available to participants;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the power given to the Administrative Committee under Section 13.2 of the Plan, the Plan is hereby amended, effective as of January 1, 2017:

1. Section 8.7(d) is amended to read as follows:

(d) If the Participant dies before the Required Beginning Date, all payments will be made no later than December 31 of the fifth calendar year that begins after the Participant’s death unless the Beneficiary is the Participant’s surviving Spouse. If the Participant’s Beneficiary is the Participant’s surviving Spouse, payments to the Participant’s surviving Spouse will begin no later than December 31 of the first calendar year beginning after the Participant’s death or December 31 of the calendar year in which the Participant would have attained age 70 1/2, whichever is later. The required minimum distribution for each calendar year will be determined by dividing the Participant’s Account Balance as of the last Valuation Date of the previous year by the factor from the Uniform Lifetime Table under Treasury Regulation §1.401(a)(9)-9 for the Participant’s age in the year of the Participant’s death reduced by one for each subsequent year or the factor for the Spouse’s age as of the Spouse’s birthday in the current year, whichever factor is greater. After the surviving Spouse dies, the required minimum distribution will be determined using the factor for the Spouse’s age in the year of the Spouse’s death reduced by one for each subsequent year.

2. Section 9.1 is amended to read as follows:

Section 9.1 Withdrawals After Age 59%

A Participant’s entire Account Balance, excluding the portion, if any, invested in Company Stock, is distributable at any time after the Participant has attained age 59 1/2. The withdrawal will be taken from the Participant’s Accounts on a pro-rata basis and from the non-Company Stock Investment Options in which each Account is invested on a pro-rata basis.

3. Section 9.2 is amended to read as follows:

Section 9.2 Withdrawal From Rollover Account

A Participant’s Rollover Account, excluding the portion, if any, invested in Company Stock, is distributable at any time. A withdrawal under this Section will be taken from the non-Company Stock Investment Options in which the Participant’s Rollover Account is invested on a pro-rata basis.

4. Section 9.4 is amended by adding the following paragraph at the beginning of the Section:

Amounts in a Participant’s After-Tax Contribution Account, excluding the portion, if any, invested in Company Stock, may be withdrawn under this Section. A withdrawal under this Section will be taken from the non-Company Stock Investment Options in which the Participant’s After-Tax Contribution Account is invested on a pro-rata basis.

5. Section 9.4 is amended by adding the following paragraph at the beginning of the Section:

Amounts in a Participant’s Matching Contribution Account, excluding the portion, if any, invested in Company Stock, may be withdrawn under this Section. A withdrawal under this Section will be taken from the non-Company Stock Investment Options in which the Participant’s Matching Contribution Account is invested on a pro-rata basis.

6. The first paragraph of Section 9.5 is amended to read as follows:

A Participant may withdraw funds from the Participant’s Before-Tax Contribution Account, excluding the portion, if any, invested in Company Stock, for a hardship withdrawal even though the Participant’s employment has not terminated. A withdrawal under this Section will be taken from the non-Company Stock Investment Options in which the Participant’s Before-Tax Contribution Account is invested on a pro-rata basis.

7. Section 9.6 is amended to read as follows:

Section 9.6 Withdrawal During Military Leave

A Participant who is called to active duty in Qualified Military Service for a period of more than 30 days may withdraw funds from the Participant’s Before-Tax Contribution Account, excluding the portion, if any, invested in Company Stock, during the Participant’s period of active duty. A withdrawal under this Section will be taken from the non-Company Stock Investment Options in which the Participant’s Before-Tax Contribution Account is invested on a pro-rata basis. The Participant’s

Before-Tax Contributions, if any, will be suspended during the six-month period beginning on the date of the withdrawal.

8. Section 10.2(c) is amended to read as follows:

(c) The loan shall be taken from the Participant’s Accounts in the following order:

(1) Matching Contribution Account;

(2) Safe-Harbor Matching Contribution Transfer Account;

(3) Pre-1987 After-Tax Contribution Account;

(4) Post-1986 After-Tax Contribution Account;

(5) After-Tax Contribution Transfer Account;

(6) Rollover Contribution Account;

(7) Before-Tax Contribution Account;

(8) Before-Tax Contribution Transfer Account; and

(9) Special Employer Contribution Account and from the non-Company Stock Investment Options in which each Account is invested on a pro-rata basis.

9. Section 10.2(f)(2) is amended to read as follows:

(2) Loan repayments shall be allocated to the Participant’s Accounts on a pro-rata basis to those Accounts from which the loan was distributed and shall be invested pursuant to the Participant’s current investment elections. Loans may be prepaid in full at any time without penalty. A Participant must wait 30 days after a loan is repaid to apply for a new loan.

10. The last sentence of Section 15.7(b) is amended to read as follows:

The price that a Participant receives for each transfer into or out of Company Stock will be the actual price received (less the transaction commission fee) at the time the trade is executed on the New York Stock Exchange (NYSE) on the day of the request (provided the request is made before 4:00 p.m. Eastern Standard time on that date) or the next business day if the transfer is requested on a day that the NYSE is not open for business. Participant transfer requests are aggregated and typically executed on an hourly basis throughout the trading day.

* * *

IN WITNESS WHEREOF, the duly authorized Members of the Administrative Committee have executed this Amendment Number 3 to the Kellogg Company – Bakery, Confectionery, Tobacco Workers and Grain Millers Savings and Investment Plan (as amended and restated effective January 1, 2016), effective as of the dates stated herein.

KELLOGG COMPANY – BAKERY, CONFECTIONERY, TOBACCO WORKERS AND GRAIN MILLERS

For the Union

/s/ David B. Durkee

David B. Durkee

President

BCTGM International Union

Date:	4/25/17

/s/ Steven Bertelli

Date:	4/25/2017

/s/ John J Price

BCTGM Int’L Union

Date:	4/27/2017

For the Employer (Kellogg Company)

/s/ Gary Pilnick

Date:	July 17, 2017

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